Camber Energy, Inc. S-4/A

Exhibit 23.3

Graves & Co. Consulting

Oil and Gas Reserves and Valuations

Graves & Co. Consulting LLC hereby consents to all references to our firm and information from our summary reserve report letter dated April 10, 2020 (which date was previously erroneously cited on this consent as May 27, 2019), entitled “Estimated Reserves And Future Net Revenue As Of March 31, 2020” included in or made a part of the Registration Statement on Form S-4/A (Amendment No. 2) of Camber Energy, Inc. (the “Company”), and our report attached as Exhibit 99.1 to such Registration Statement.

Graves & Co. Consulting LLC

October 12, 2020

Graves & Co. Consulting LLC ■ 2777 Allen Parkway, Suite 1200, Houston, Texas 77019
713/650-0811 ■ info@gravesconsulting.us ■ www.gravesconsulting.us